Exhibit 1
FIRST AMENDMENT TO RIGHTS AGREEMENT
BETWEEN NETLOGIC MICROSYSTEMS, INC. AND
WELLS FARGO, NATIONAL ASSOCIATION, AS RIGHTS AGENT
     THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (the “Amendment”) is made this 11th day of September, 2011, by and between NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), and Wells Fargo, National Association (the “Rights Agent’).
     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of July 7, 2004 (the “Rights Agreement”) specifying the terms of the Rights (as defined therein);
     WHEREAS, the Company, Broadcom Corporation, a California corporation (“Parent”), and I&N Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), intend to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and the Company will survive the Merger as a wholly-owned subsidiary of Parent;
     WHEREAS, the Board of Directors of the Company has determined it to be in the best interest of the Company’s stockholders to amend the Rights Agreement as set forth in this Amendment to ensure that neither the approval, execution, delivery or performance of the Merger Agreement, the public disclosure of the Merger Agreement and the transactions contemplated thereby, nor the consummation of the Merger or any of the transactions contemplated by the Merger Agreement, will cause Parent, Merger Sub or any of their “Affiliates” or “Associates” (as each such term is defined in the Rights Agreement) to become an “Acquiring Person” (as defined in the Rights Agreement) or to otherwise give rise to a “Shares Acquisition Date” or “Distribution Date,” or trigger the Rights;
     WHEREAS, the Company has delivered to the Rights Agent the appropriate writing in accordance with Section 27 of the Rights Agreement;
     WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;
     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:
Section 1 Amendments to Rights Agreement
     (a) Section 1(a) of the Rights Agreement, the definition of “Acquiring Person,” is hereby amended by adding the following new paragraph at the end of Section 1(a):
“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither Broadcom Corporation (“Parent”), I&N Acquisition Corp., a wholly owned subsidiary of

Parent (“Merger Sub”), nor any of their Affiliates or Associates shall be deemed to be an Acquiring Person and none of the Distribution Date, Shares Acquisition Date or any Trigger Event shall be deemed to occur, in each such case, in connection with or as a result of the approval, execution, delivery or performance of the Agreement and Plan of Merger dated as of September 11, 2011, including any amendment or supplement thereto (the “Merger Agreement”), among Parent, Merger Sub and the Company, or by the announcement or consummation of the Merger (each as defined in the Merger Agreement) or the execution of the other documents or consummation of the other transactions contemplated by the Merger Agreement. No such event shall entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement.”
     (b) Section 1(u) of the Rights Agreement, the definition of “Shares Acquisition Date,” is hereby amended by adding the following new paragraph at the end of Section 1(v):
“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, a Shares Acquisition Date shall not be deemed to have occurred by reason of the approval, execution, delivery or performance of the Merger Agreement, or by the announcement or consummation of the Merger (each as defined in the Merger Agreement) or the execution of the other documents or consummation of the other transactions contemplated by the Merger Agreement.”
     (c) Section 1(aa) of the Rights Agreement, the definition of “Trigger Event,” is hereby amended by adding the following new paragraph at the end of Section 1(bb):
“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, a Trigger Event shall not be deemed to have occurred by reason of the approval, execution, delivery or performance of the Merger Agreement, or by the announcement or consummation of the Merger (each as defined in the Merger Agreement) or the execution of the other documents or consummation of the other transactions contemplated by the Merger Agreement.”
     (d) Section 3(a) of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 3(a):
“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, a Distribution Date shall not be deemed to have occurred by reason of the approval, execution, delivery or performance of the Merger Agreement, or by the announcement or consummation of the Merger (each as defined in the Merger Agreement) or the execution of the other documents or consummation of the other transactions contemplated by the Merger Agreement.”
     (e) Section 7(a) of the Rights Agreement is hereby amended by deleting the word “or” that appears immediately prior to the symbol “(iii)” and deleting the period at the end of Section 7(a) and by adding the following to the end of the amended Section 7(a):
“, or (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement).”
     (f) Section 13(f) of the Rights Agreement is hereby amended by adding the following sentence at the end of Section 13(f):
“The approval, execution, delivery or performance of the Merger Agreement shall constitute a transaction described in this Section 13(f), and shall not entitle or permit the holders of the Rights to exercise the Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement.”
Section 2 Effectiveness.
     (a) Except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment.
     (b) Pursuant to Section 27 of the Rights Agreement this Amendment is effective upon approval by the Company regardless of whether it has been signed by the Right Agent and it shall be deemed to be in force and effect immediately prior to the execution and delivery of the Merger Agreement; provided, however, that the effectiveness of this Amendment is expressly conditioned on the approval, execution and delivery of the Merger Agreement. Upon termination of the Merger Agreement pursuant to the terms of Section 7.1 therein, this Amendment shall be cancelled automatically and without further action of any kind and be of no force or effect.
Section 3 Miscellaneous.
     (a) If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     (b) This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state.

     (c) This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of September 11, 2011.

NETLOGIC MICROSYSTEMS, INC.

By: Name:	/s/ Ronald S. Jankov Ronald S. Jankov
Title:	President and CEO

WELLS FARGO, NATIONAL ASSOCIATION

By:
Name:
Title:

5